Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS CONTINUED IMPROVEMENT IN
THIRD QUARTER FISCAL 2010
-- First Operating Profit Since Second Quarter FY 2008 --

FOREST CITY, IOWA, June 17, 2010- Winnebago Industries, Inc. (NYSE:WGO), the leading United States motor home manufacturer, today reported continued improvement in financial results during the Company's third quarter of fiscal year 2010.

Revenues for the third quarter of fiscal 2010 ended May 29, 2010 were $134.8 million, an increase of 165.1 percent, versus $50.8 million for the third quarter of fiscal 2009. The Company reported an operating profit of $3.4 million for the quarter, versus an operating loss of $14.8 million for the third quarter of fiscal 2009. Net income for the third quarter was $6.0 million versus a net loss of $8.6 million for the third quarter of fiscal 2009. On a diluted per share basis, the Company had net income of $.21 for the third quarter of fiscal 2010 versus a net loss of $.29 for the third quarter of fiscal 2009. The third quarter of fiscal 2010 was benefited from increased motor home unit deliveries, particularly in the Class A category. The net income for the third quarter reflected the positive effect of $2.4 million in tax benefits associated with resolution of tax audits and various tax planning initiatives.

Revenues for the first nine months of fiscal 2010 were $326.4 million, an increase of 114.6 percent, versus revenues of $152.1 million for the first nine months of fiscal 2009. The Company reported an operating loss of $4.4 million for the first nine months of fiscal 2010, versus an operating loss of $50.3 million for the first nine months of fiscal 2009. Net income for the first nine months of fiscal of 2010 was $5.4 million, or $0.18 per diluted share, versus a loss of $28.5 million, or $.98 per diluted share for the first nine months of fiscal 2009. No tax benefits have yet been recorded on the first nine months of fiscal 2010 pre-tax losses. To the extent that future pre-tax income is generated, these unrecorded tax benefits will offset tax expense until fully utilized.  The $9.5 million of tax benefit recorded in the first nine months of fiscal 2010 primarily relates to tax benefits associated with the carryback of fiscal year 2009 net operating losses permitted by tax law changes and tax benefits associated with various tax planning initiatives and tax settlements.

“We are extremely pleased to report our results for the third quarter of fiscal 2010 which show profitability at the operating level for the first time since our second quarter of 2008,” said Winnebago Industries' Chairman, CEO and President Bob Olson. "We are also encouraged by continued sequential improvement in revenues and gross profit. The main driver for this improvement was increased motor home shipments which increased 120.3 percent over the third quarter of fiscal 2009 and 23.2 percent sequentially over the second quarter ended February 27, 2010. The increased volume resulted in greater efficiencies and higher utilization of our manufacturing facilities."

Dealer inventory was relatively flat with 2,000 Class A, B and C motor homes as of May 29, 2010, compared to the 2,022 at the end of the second quarter of fiscal 2010; and down 13.9 percent from dealer inventory of 2,324 on May 30, 2009. Olson continued, "Dealer inventory has leveled off, which we believe is appropriate in today's market environment. Dealers and their lending institutions are keeping a close eye on inventories to ensure that supply is consistent with retail demand. We have also seen dramatic improvement within the last year in the age of the product in dealer inventory, with much less older inventory on their lots."

Winnebago Industries' sales order backlog was 935 motor homes at May 29, 2010, an increase of 144.8 percent compared to the end of the third quarter of fiscal 2009. "While our sales order backlog increased considerably since the third quarter of fiscal 2009, it has declined 19.3 percent sequentially from the end of the second quarter of fiscal 2010," said Olson. "We are launching our new 2011 products to our dealers this month. As dealers are able to see these exciting new products, we anticipate the sales order backlog will rise accordingly."

According to Statistical Surveys, Inc., the retail reporting service for the RV industry, Winnebago Industries continues to lead the industry in retail sales of Class A and Class C motor homes combined with 19.5 percent for the first four months of calendar 2010, compared to 18.4 percent for the same period of calendar 2009.

Olson continued, "Dr. Richard Curtin, the economist for the Recreation Vehicle Industry Association, recently increased his forecast for the motor home market, estimating 22,600 Class A, B and C motor homes will be shipped to dealers in calendar 2010, a 71 percent increase over 2009. We remain cautious, however, until we see prolonged improvement in retail sales. We continue to believe that retail sales will be the key driver to sustain our recovery and for continued growth going forward."

Conference Call
Winnebago Industries, Inc. will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, June 17, 2010. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is the leading U.S. manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to interest rates and availability of credit, low consumer confidence, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a further or continued slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the SEC over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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Winnebago Industries, Inc.
Unaudited Statements of Income
(In thousands, except percent and per share data)

	Quarter Ended
	May 29, 2010		May 30, 2009

Net revenues	$134,813	100.0%	$50,848	100.0%
Cost of goods sold	125,058	92.8%	59,133	116.3%
Gross profit (deficit)	9,755	7.2%	(8,285)	(16.3)%
Operating expenses:
Selling	3,107	2.3%	3,083	6.1%
General and administrative	3,244	2.4%	3,414	6.7%
Total operating expenses	6,351	4.7%	6,497	12.8%
Operating income (loss)	3,404	2.5%	(14,782)	(29.1)%
Financial income	158	0.1%	209	0.4%
Income (loss) before income taxes	3,562	2.6%	(14,573)	(28.7)%
Benefit for taxes	(2,430)	(1.8)%	(6,020)	(11.9)%
Net income (loss)	$5,992	4.4%	$(8,553)	(16.8)%
Income (loss) per common share:
Basic	$0.21		$(0.29)
Diluted	$0.21		$(0.29)
Weighted average common shares outstanding:
Basic	29,098		29,045
Diluted	29,107		29,056

	Nine Months Ended
	May 29, 2010		May 30, 2009

Net revenues	$326,359	100.0%	$152,054	100.0%
Cost of goods sold	311,296	95.4%	181,025	119.1%
Gross profit (deficit)	15,063	4.6%	(28,971)	(19.1)%
Operating expenses:
Selling	9,438	2.9%	9,564	6.3%
General and administrative	10,056	3.1%	11,748	7.7%
Total operating expenses	19,494	6.0%	21,312	14.0%
Operating loss	(4,431)	(1.4)%	(50,283)	(33.1)%
Financial income	289	0.1%	1,366	0.9%
Loss before income taxes	(4,142)	(1.3)%	(48,917)	(32.2)%
Benefit for taxes	(9,496)	(2.9)%	(20,387)	(13.4)%
Net income (loss)	$5,354	1.6%	$(28,530)	(18.8)%
Income (loss) per common share:
Basic	$0.18		$(0.98)
Diluted	$0.18		$(0.98)
Weighted average common shares outstanding:
Basic	29,084		29,036
Diluted	29,097		29,046

Winnebago Industries, Inc.
Unaudited Balance Sheets
(In thousands)

	May 29, 2010	August 29, 2009

ASSETS
Current assets:
Cash and cash equivalents	$76,296	$36,566
Short-term investments	1,150	13,500
Receivables, net	10,105	11,717
Inventories	39,134	46,850
Prepaid expenses and other assets	3,898	3,425
Income taxes receivable	1,148	17,356
Total current assets	131,731	129,414
Property, plant, and equipment, net	24,536	28,040
Assets held for sale	6,515	6,515
Long-term investments	19,272	19,794
Investment in life insurance	23,038	22,451
Other assets	15,218	14,252
Total assets	$220,310	$220,466

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,334	$10,370
Short-term ARS borrowings	610	9,100
Income taxes payable	80	299
Accrued expenses	31,788	30,185
Total current liabilities	47,812	49,954
Long-term liabilities:
Unrecognized tax benefits	6,090	9,012
Postretirement health care and deferred compensation benefits, net of current portion	70,071	69,169
Total long-term liabilities	76,161	78,181
Stockholders' equity	96,337	92,331
Total liabilities and stockholders' equity	$220,310	$220,466

Winnebago Industries, Inc.
Unaudited Statements of Cash Flows
(In thousands)

	Nine Months Ended
	May 29, 2010	May 30, 2009
Operating activities:
Net income (loss)	$5,354	$(28,530)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	4,850	6,015
Stock-based compensation	414	760
Postretirement benefit income and deferred compensation expenses	927	1,030
(Reduction) provision for doubtful accounts	(65)	58
Deferred income taxes	—	(463)
Increase in cash surrender value of life insurance policies	(962)	(865)
Loss on disposal of property	14	70
Other	58	176
Change in assets and liabilities:
Inventories	7,716	57,366
Receivables and prepaid assets	843	2,164
Income taxes receivable and unrecognized tax benefits	13,736	(11,929)
Accounts payable and accrued expenses	6,605	(11,034)
Postretirement and deferred compensation benefits	(2,679)	(2,344)
Net cash provided by operating activities	36,811	12,474

Investing activities:
Proceeds from the sale of investments at par	12,900	8,500
Purchases of property and equipment	(1,467)	(2,522)
Proceeds from the sale of property	58	294
Other	127	(736)
Net cash provided by investing activities	11,618	5,536

Financing activities:
Payments for purchase of common stock	(249)	(164)
Payments of cash dividends	—	(3,489)
(Payments) borrowings on ARS portfolio	(8,490)	9,100
Proceeds from exercise of stock options	280	—
Other	(240)	—
Net cash (used in) provided by financing activities	(8,699)	5,447

Net increase in cash and cash equivalents	39,730	23,457
Cash and cash equivalents at beginning of period	36,566	17,851
Cash and cash equivalents at end of period	$76,296	$41,308

Winnebago Industries, Inc.
Unaudited Motor Home Deliveries

	Quarter Ended				Change
(In units)	May 29, 2010	Product Mix %	May 30, 2009	Product Mix %	Units	% Change
Class A gas	417	30.5%	114	18.4%	303	265.8%
Class A diesel	273	20.0%	62	10.0%	211	340.3%
Total Class A	690	50.5%	176	28.4%	514	292.0%
Class B	76	5.6%	56	9.0%	20	35.7%
Class C	600	43.9%	388	62.6%	212	54.6%
Total deliveries	1,366	100.0%	620	100.0%	746	120.3%

	Nine Months Ended				Change
(In units)	May 29, 2010	Product Mix %	May 30, 2009	Product Mix %	Units	% Change
Class A gas	1,030	31.5%	356	22.4%	674	189.3%
Class A diesel	707	21.6%	225	14.1%	482	214.2%
Total Class A	1,737	53.1%	581	36.5%	1,156	199.0%
Class B	202	6.2%	99	6.2%	103	104.0%
Class C	1,330	40.7%	911	57.3%	419	46.0%
Total deliveries	3,269	100.0%	1,591	100.0%	1,678	105.5%

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory

	As Of				Change
Sales order backlog (units):	May 29, 2010	Product Mix	May 30, 2009	Product Mix	Units	%
Class A gas	323	34.6%	104	27.2%	219	210.6%
Class A diesel	234	25.0%	72	18.9%	162	225.0%
Total Class A	557	59.6%	176	46.1%	381	216.5%
Class B	34	3.6%	2	0.5%	32	NMF
Class C	344	36.8%	204	53.4%	140	68.6%
Total backlog*	935	100.0%	382	100.0%	553	144.8%

Total approximate revenue dollars ($ in thousands)	$93,214		$33,556		$59,658	177.8%

Dealer inventory (units)	2,000		2,324		(324)	(13.9)%

*
The Company includes in its backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.